Exhibit 10.23

July 21, 2003

Franklin “Chip” Carey

4922 East Meadows Drive

Park City, Utah 84098

Dear Chip,

Thank you for considering a position change with American Skiing Company.  We believe you possess distinguished skills and experience and will make a valuable contribution to our team.  Pursuant to our recent conversations, American Skiing Company is pleased to make the following offer of employment to you.  These terms will be reflected in an Executive Employment Agreement between you and the Company, which shall be the definitive, governing document with respect to each of these terms:

Position Title:	Sr. Vice President of Sales and Marketing
Position Entails:

Overseeing entire sales and marketing function, developing annual sales and marketing plan in support of organizational strategy and objectives, directing implementation and execution of sales and marketing plan objectives to meet organizational revenue and expenditure requirements, overseeing and directing market research, competitor analyses and customer retention monitoring processes and initiatives, recommending sales strategies for improvement based on market research and analyses, building and developing sales and marketing team capable of carrying out needed sales and marketing initiatives.

Position Reports To:	B.J. Fair, Chief Executive Officer

Location:

Park City, Utah

Start Date:	June 2, 2003
Annual Salary:	$245,000.
Bonus Plan:

For each fiscal year (commencing with FY 04) you will be eligible to receive a bonus from the Company.  The award and amount of such bonus shall be based upon the achievement of predefined operating or performance goals and other criteria established by your supervisor, which goals shall give you the opportunity to earn a bonus in the following amount: up to 30% of your annual base salary.

Phantom Equity:	You will participate in the Phantom Equity plan at 6.50%. The terms of your participation shall be governed exclusively by the Grant Agreement between you and the Company, together with the Company’s Phantom Equity Plan, as in effect from time to time.
Severance:	During the term of your employment agreement with the Company, you will be eligible for six months paid severance in the event of your involuntary employment termination without cause.

Along with this offer, you will be entitled to continue to participate in the benefit programs generally offered from time to time by the Company to its employees,  including health, life and dental insurance,  the company’s 401(k) program skiing/snowboarding privileges, Perfect Turn clinics, vacation, and holiday pay, as well as discounts at ASC retail stores and restaurants.

As a reminder, employment with the American Skiing Company is at-will, meaning that both you and the Company retain the right to end the employment relationship at any time, for any reason, with or without notice.  ASC is an Equal Employment Opportunity Employer.

Chip, congratulations on this well deserved promotion.  We look forward to your contributions to the continued success of the ASC team!  Please feel free to contact me with any questions you may have at (435) 615-0384.

Sincerely,

/s/ B.J. Fair

B.J. Fair

Chief Executive Officer

CC:       Personnel File